EXHIBIT   21.1

     SUBSIDIARIES OF THE COMPANY


Glenbriar Joint Venture           California General
                                                 Partnership

Glenbriar Venture #2, LLC     California LLC

Tracy Residential Venture      California LLC
  Partners, LLC

Meadowbrook                          California LLC
  Ventures, LLC

South Tracy Industrial             California LLC
  Park, LLC

Halcyon Properties, LLC         California LLC

Woodview Estates, LLC          California LLC

Glenbrook Homes, LLC          California LLC

Meadowbrook                          California LLC
  Residences, LLC

Marymont, LLC                       California LLC

Corral Hollow
  Properties, LLC                      California LLC